Exhibit 5.1

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street
Tel Aviv 64239, Israel

March 29, 2010

Orckit Communications Ltd.
126 Yigal Allon Street
Tel Aviv 67443, Israel

Ladies and Gentlemen:

       We have acted as Israeli counsel to Orckit Communications Ltd., an Israeli company (the “Company”), in connection with a Prospectus Supplement filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), dated March 29, 2010, to the Registration Statement on Form F-3 (File No. 333-164822) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act, as amended by a registration statement filed pursuant to Rule 462(b) under the Securities Act, relating to the offering for sale of an aggregate of 2,810,000 units in a “registered direct” offering at a purchase price of $3.78 per unit (each, a “Unit”). Each Unit consists of (i) one share of the Company’s ordinary shares, no par value (the “Ordinary Shares”), (ii) one warrant to purchase 0.25 of one Ordinary Share and (iii) one contingent warrant to purchase 0.25 of one Ordinary Share (collectively, the “Warrants”), and the Ordinary Shares issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to a placement agency agreement (the “Placement Agency Agreement”) by and between the Company and Roth Capital Partners, LLC, dated March 29, 2010, and the subscription Agreement between the Company and each of the purchasers of the Ordinary Shares and Warrants (the “Subscription Agreements”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that:

1.
The Ordinary Shares have been duly authorized and, when issued by the Company and delivered upon payment of the consideration therefor as contemplated by the Subscription Agreements, will be legally issued, fully paid and non-assessable.

2.
The Warrants have been duly authorized for issuance and, when issued and duly executed by the Company and delivered upon payment of the consideration therefor as contemplated by the Subscription Agreements, will be legally issued, fully paid and non-assessable.

3.
The Warrant Shares have been duly authorized and, when issued by the Company and delivered upon payment of the consideration therefor as contemplated by the Warrants, will be legally issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion on Form 6-K, the incorporation thereof by reference in the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters”.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.